Exhibit 99.1

American Energy Development Corp. Successfully Completes Drilling Phase for Brown 2-12 Well

NEW YORK, Oct. 21, 2011 (GLOBE NEWSWIRE) - American Energy Development Corp. (OTCBB:AEDC) hereafter "AED", is pleased to announce it has successfully completed the drilling stage on the Brown #2-12 Well, and has initiated operations to complete the well.

AED's Brown #2-12 well is the first of a planned series of wells on the Dansville prospect, which has been defined from AED’s 12,300 acres of 3-D seismic data on the project. The well is targeting a Niagaran oil reef structure and was drilled using proprietary drilling techniques, which AED believes has resulted in it encountering a 201ft reef structure with good porosity and permeability.

The early data from mud logs along with analysis against analogue wells in the area, including the original well drilled in 1972 into the same structure, leads us to believe that the Brown #2-12 may be capable of producing at a rate of 250 barrels of oil per day, with estimated ultimate recoverable from the reef structure of up to 650,000 barrels of oil.

The completion of Brown # 2-12 has commenced with setting up of the workover rig, in conjunction with cement stage drill out. Once completed, AED will run the geophysical log to measure rock and fluid properties of the formation, and collect data on density, porosity, permeability, oil and water saturation. Perforation will then take place, which is done by lowering a string of shaped charges down to the desired depth and firing them to perforate the casing. The wellbore is then swabbed in order to reduce downhole pressure, and to allow reservoir fluid to flow into the wellbore and toward the surface, allowing AED to begin the process of oil extraction.

With over 12,300 acres of 3-D seismic data, AED has begun planning for its next two wells that will be drilled on the Dansville prospect. Both well sites have been surveyed, bonded and have received the permits required by the State of Michigan for drilling.

Historical records of the Niagaran reef production in Michigan, confirm over 4,200 wells being drilled, targeting reef formations and producing a total of 472 MMBO and 2.8 TCF gas, with development of reef trends driven by Royal Dutch Shell, BP and ExxonMobil. According to a recent USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas.

Herold Ribsskog, President of American Energy Development Corp., said, “We are very pleased with the preliminary results of AED’s first well, which have exceeded our initial expectations.  In the coming days, geoscientists will have analyzed well data, specifically potential quantities and possible, initial production rates. AED is excited to continue the completion and production start-up program in the next few weeks. We believe exciting times lie ahead for our company”.

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

CONTACT:  American Energy Development Corp.
                      Joel Felix, Chief Financial Officer
                      1230 Avenue of the Americas, 7th Floor
                      New York, NY 10020
                      Phone: (888) 542-7720
                      Fax: (917)-639-4000
                      Web: www.aed-corp.com
                      Email: ir@aed-corp.com